Free Writing Prospectus
Filed Pursuant to Rule 433
Relating to Preliminary Prospectus dated May 21, 2007
Registration Statement No. 333-137124

CLEAN ENERGY FUELS CORP.
Free Writing Prospectus

This information supplements the Preliminary Prospectus dated May 21, 2007.

Issuer:	Clean Energy Fuels Corp.

Common stock offered by the Issuer:	10,000,000 shares of common stock (no change)

Common stock offered by the Selling Stockholders:	No shares (decreased from 10,000,000 shares)

Common stock outstanding after the offering:	44,193,411 shares (decreased from 44,449,555 shares to reflect options that will no longer be exercised by Selling Stockholders in connection with this offering)

Price to Public:	$12.00 per share

Over-Allotment Option:	Up to 1,500,000 shares of common stock by Selling Stockholders (decreased from 3,000,000 shares)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-673-6476.  Copies of the prospectus relating to this offering may also be obtained by going to WR Hambrecht + Co’s Web site at www.wrhambrecht.com or by writing to WR Hambrecht + Co, P.O. Box 677, Berwyn, PA  19132.